PragerMetis

Prager Metis CPAs, LLC

222 MOUNT AIRY ROAD
BASKING RIDGE, NJ 07920

T 908.766.9800
F 908.766.9811

www.pragermetis.com

December 21, 2018

MJ Holdings, Inc.
1300 South Jones Blvd.
Las Vegas, NV 89146

Attention: Terrence Tierney

Effective December 21, 2018, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

We wish to remind you that you have unpaid invoices totaling $7,500. We expect payment in full of all of these invoices immediately.

Subject to you making payment for the outstanding invoice, we will cooperate with your new accountants. To facilitate that process, please send us a letter authorizing us to make disclosures to your new accountants. Without such a letter, we are ethically prohibited from communicating with others regarding your company's affairs.

You should take immediate steps to retain a new accounting firm as there are a number of accounting matters that require immediate attention.

We look forward to helping you make a smooth transition with your new accountants.

Sincerely,

Prager Metis CPAs, LLC

Prager Metis CPAs, LLC